EXHIBIT 99.1

T-3 Energy Services Announces the Expansion of Its Wellhead and Pipeline Products, Repairs and Field Services Into East Texas

HOUSTON, Jan. 20, 2006 (PRIMEZONE) -- T-3 Energy Services, Inc. ("T-3 Energy") (Nasdaq:TTES) announced today that it has entered into the East Texas region to provide wellhead and pipeline products, repairs and field services for oil and gas and pipeline production and transmission companies whose operations are actively involved the Cotton Valley, Barnett Shell and Austin Chalk fields.

Gus D. Halas, T-3 Energy's Chairman, President and Chief Executive Officer, commented, "We are excited about the expansion of our wellhead and pipeline products and services into the East Texas area. Our expanded sales force and regional operating facility will allow us to provide rapid response time and delivery of our products and services to those companies who are involved in the various oil and gas fields located in that region. The entry into East Texas is one of several items that comprise our strategic plan to meet our customer demands by growing our market share through a series of greenfield expansions."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

CONTACT: T-3 Energy Services, Inc.
         Michael T. Mino, Vice President and Chief Financial Officer
         (713) 996-4110
         mmino@t3es.com